Schedule A

to the

Unitary Fee Administrative Services Agreement between Sterling Capital Funds and Sterling Capital Management LLC

Dated as of October 6, 2026

Fund	Compensation*	Effective Date
Sterling Capital Ultra Short Bond ETF	[REDACTED]	December 8, 2025
Sterling Capital Short Duration Bond ETF	[REDACTED]	December 8, 2025
Sterling Capital Large Cap Value Focused Factor ETF	[REDACTED]	December 7, 2026
Sterling Capital Small Cap Value Focused Factor ETF	[REDACTED]	December 7, 2026
Sterling Capital North Carolina Intermediate Tax-Free ETF	[REDACTED]	December 7, 2026
Sterling Capital Virginia Intermediate Tax-Free ETF	[REDACTED]	December 7, 2026

____________________________________________________________

*	All fees are computed daily and paid monthly.

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be executed by their officers designated below as of the day and year first above written.

Sterling Capital Funds

By:	/s/ Todd M. Miller
Name:	Todd M. Miller
Title:	Treasurer and Secretary

Sterling Capital Management LLC

By:	/s/ Scott A. Haenni
Name:	Scott A. Haenni
Title:	Chief Executive Officer